Exhibit 10.78

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Real Estate Group (AU #2955)

2030 Main Street, Suite 800

Irvine, CA 92614

Attn: Rhonda Friedly

Loan No. 105195

Assessors Parcel Numbers: 07-24-401-003, 07-24-401-004, 07-24-401-006

THIS MORTGAGE SECURES A NOTE WHICH PROVIDES FOR A VARIABLE INTEREST RATE

MORTGAGE

WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

THE PARTIES TO THIS MORTGAGE WITH ABSOLUTE ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (“Mortgage”), made as of November 13, 2007, are KBS WOODFIELD PRESERVE, LLC, a Delaware limited liability company (“Mortgagor”), having an address of c/o KBS Capital Advisors LLC, 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660, and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Mortgagee”), having an address of 2030 Main Street, Suite 800, Irvine, CA 92614.

ARTICLE 1. GRANT

1.1	GRANT. For the purposes of and upon the terms and conditions in this Mortgage, Mortgagor hereby grants a lien and/or security interest, as applicable, and grants, conveys, assigns, mortgages, warrants and confirs to Mortgagee, and its successors and assigns forever, with right of entry and possession, all of that real property located in the City of Schaumburg, County of Cook, State of Illinois, described on Exhibit A attached hereto, together with all right, title, interest, and privileges of Mortgagor in and to all streets, ways, roads, and alleys used in connection with or pertaining to such real property and any improvements thereon, all development rights or credits, air rights, water, water rights and water stock related to the real property, all timber, and all minerals, oil and gas, and other hydrocarbon substances in, on or under the real property, and all licenses, appurtenances, reversions, remainders, easements, rights and rights of way appurtenant or related thereto; any and all rights of Mortgagor, as a declarant, under any covenants, conditions, and restrictions now or hereafter pertaining to the real property described on Exhibit A, hereto, provided, however, that Mortgagee shall have no liability under such covenants, conditions, and restrictions unless and until Mortgagee forecloses on the real property; all buildings, other improvements and fixtures now or hereafter located on the real property, including, but not limited to, all apparatus, equipment, and appliances used in the operation or occupancy of the real property, it being intended by the parties that all such items shall be conclusively considered to be a part of the real property, whether or not attached or affixed to the real property (the “Improvements”); all interest or estate which Mortgagor may hereafter acquire in the property described above, and all additions and accretions thereto, and the proceeds of any of the foregoing; (all of the foregoing being collectively referred to as the “Subject Property”). The listing of specific rights or property shall not be interpreted as a limit of general terms.

1.2	ADDRESS. The address of the Subject Property is: 10 & 20 North Martingale Road, Schaumburg, Illinois 60173. However, neither the failure to designate an address nor any inaccuracy in the address designated shall affect the validity or priority of the lien of this Mortgage on the Subject Property as described on Exhibit A.

ARTICLE 2. OBLIGATIONS SECURED

2.1	OBLIGATIONS SECURED. Mortgagor makes this Mortgage for the purpose of securing the following obligations (“Secured Obligations”):

(a)	Payment to Mortgagee of all sums at any time owing under that certain Promissory Note (“Note”) of even date herewith, in the principal amount of Sixty-Eight Million, Four Hundred Thousand Dollars ($68,400,000) executed by Mortgagor, as borrower (“Borrower”), and payable to the order of Mortgagee, as lender; and

(b)	Payment and performance of all covenants and obligations of Mortgagor under this Mortgage; and

(c)	Payment and performance of all covenants and obligations on the part of Borrower under that certain Loan Agreement (Non-Revolving) (“Loan Agreement”) of even date herewith by and between Borrower and Mortgagee, as lender, the Hazardous Materials Indemnity Agreement, and all other “Loan Documents” as defined in the Loan Agreement ; and

(d)	Payment and performance of all covenants and obligations, if any, of any rider attached as an Exhibit to this Mortgage; and

(e)	Payment and performance of all future advances and other obligations that the then record owner of all or part of the Subject Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Mortgagee, when such future advance or obligation is evidenced by a writing which recites that it is secured by this Mortgage; and

(f)	Payment and performance of all covenants and obligations of Mortgagor under any interest rate swap agreement, or other interest rate hedge agreement of any type executed by and between Mortgagor and Mortgagee, which agreement is evidenced by a writing that recites it is secured by this Mortgage; and

(g)	All modifications, extensions and renewals of any of the obligations secured hereby, however evidenced, including, without limitation: (i) modifications of the required principal payment dates or interest payment dates or both, as the case may be, deferring or accelerating payment dates wholly or partly; or (ii) modifications, extensions or renewals at a different rate of interest whether or not in the case of a note, the modification, extension or renewal is evidenced by a new or additional promissory note or notes.

2.2	OBLIGATIONS. The term “obligations” is used herein in its broadest and most comprehensive sense and shall be deemed to include, without limitation, all interest and charges, prepayment charges (if any), late charges and loan fees at any time accruing or assessed on any of the Secured Obligations.

2.3	INCORPORATION. All capitalized terms not defined herein shall have the meanings given to them in the Loan Agreement. All terms of the Secured Obligations and the documents evidencing such obligations are incorporated herein by this reference. All persons who may have or acquire an interest in the Subject Property shall be deemed to have notice of the terms of the Secured Obligations and to have notice, if provided therein, that: (a) the Note or the Loan Agreement may permit borrowing, repayment and re-borrowing so that repayments shall not reduce the amounts of the Secured Obligations; and (b) the rate of interest on one or more Secured Obligations may vary from time to time.

2.4	FUTURE ADVANCES. THIS MORTGAGE IS GIVEN TO SECURE NOT ONLY EXISTING INDEBTEDNESS, BUT ALSO SUCH FUTURE ADVANCES, IF ANY, WHETHER SUCH ADVANCES ARE OBLIGATORY OR ARE TO BE MADE AT THE OPTION OF MORTGAGEE, OR OTHERWISE TO THE SAME EXTENT AS IF SUCH FUTURE ADVANCES WERE MADE ON THE DATE OF THE EXECUTION OF THIS MORTGAGE. THE TOTAL AMOUNT OF INDEBTEDNESS THAT MAY BE SO SECURED MAY DECREASE OR INCREASE FROM TIME TO TIME, BUT THE TOTAL UNPAID PRINCIPAL BALANCE SO SECURED AT ONE TIME SHALL NOT EXCEED THREE TIMES THE FACE AMOUNT OF THE NOTE, PLUS INTEREST THEREON, AND ANY DISBURSEMENTS MADE FOR THE PAYMENT OF TAXES, LEVIES OR INSURANCE ON THE SUBJECT PROPERTY, WITH INTEREST ON SUCH DISBURSEMENTS.

ARTICLE 3. ASSIGNMENT OF LEASES AND RENTS

3.1	ASSIGNMENT. Mortgagor hereby irrevocably assigns to Mortgagee all of Mortgagor’s right, title and interest in, to and under: (a) all leases of the Subject Property or any portion thereof, and all other agreements of any kind relating to the use or occupancy of the Subject Property or any portion thereof, whether now existing or entered into after the date hereof (“Leases”); and (b) the rents, revenue, income, issues, deposits and profits of the Subject Property, including, without limitation, all parking income and all amounts payable and all rights and benefits accruing to Mortgagor under the Leases (“Payments”). The term “Leases” shall also include all guarantees of and security for the lessees’ performance thereunder, and all amendments, extensions, renewals or modifications thereto which are permitted hereunder. This is a present and absolute assignment, not an assignment for security purposes only, and Mortgagee’s right to the Leases and Payments is not contingent upon, and may be exercised without possession of, the Subject Property.

3.2	GRANT OF LICENSE. Mortgagee confers upon Mortgagor a license (“License”) to collect and retain the Payments as they become due and payable, until the occurrence of a Default (as hereinafter defined). Upon a Default, the License shall be automatically revoked and Mortgagee may collect and apply the Payments pursuant to Section 6.4 without notice and without taking possession of the Subject Property. Mortgagor hereby irrevocably authorizes and directs the lessees under the Leases to rely upon and comply with any notice or demand by Mortgagee for the payment to Mortgagee of any rental or other sums which may at any time become due under the Leases, or for the performance of any of the lessees’ undertakings under the Leases, and the lessees shall have no right or duty to inquire as to whether any Default has actually occurred or is then existing hereunder. Mortgagor hereby relieves the lessees from any liability to Mortgagor by reason of relying upon and complying with any such notice or demand by Mortgagee.

3.3	EFFECT OF ASSIGNMENT. The foregoing irrevocable assignment shall not cause Mortgagee to be: (a) a mortgagee in possession; (b) responsible or liable for the control, care, management or repair of the Subject Property or for performing any of the terms, agreements, undertakings, obligations, representations, warranties, covenants and conditions of the Leases; or (c) responsible or liable for any waste committed on the Subject Property by the lessees under any of the Leases or any other parties; for any dangerous or defective condition of the Subject Property; or for any negligence in the management, upkeep, repair or control of the Subject Property resulting in loss or injury or death to any lessee, licensee, employee, invitee or other person. Mortgagee shall not directly or indirectly be liable to Mortgagor or any other person as a consequence of: (i) the exercise or failure to exercise by Mortgagee, or any of its employees, agents, contractors or subcontractors, any of the rights, remedies or powers granted to Mortgagee hereunder; or (ii) the failure or refusal of Mortgagee to perform or discharge any obligation, duty or liability of Mortgagor arising under the Leases.

3.4	REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants that, to the best of Mortgagor’s knowledge: (a) Mortgagor has delivered to Mortgagee a rent roll that, as of the date hereof, contains a true, accurate and complete list of all Leases; (b) all existing Leases are in full force and effect and are enforceable in accordance with their respective terms, and no breach or default, or event which would constitute a breach or default after notice or the passage of time, or both, exists under any existing Leases on the part of any party; (c) no rent or other payment under any existing Lease has been paid by any lessee for more than one (1) month in advance; and (d) none of the lessor’s interests under any of the Leases has been transferred or assigned.

3.5

COVENANTS. Mortgagor covenants and agrees at Mortgagor’s sole cost and expense to: (a) perform the obligations of lessor contained in the Leases and enforce by all appropriate remedies performance by the lessees of the obligations of the lessees contained in the Leases; (b) give Mortgagee prompt written notice of any material default which occurs with respect to any of the Leases, whether the default be that of the lessee or of the lessor; (c) exercise Mortgagor’s best efforts to keep all portions of the Subject Property that are capable of being leased at rental rates pursuant to the terms of the Loan Agreement; (d) deliver to Mortgagee fully executed, copies of each and every Lease that it is required to deliver in accordance with the

Loan Agreement; and (e) execute and record such additional assignments of any Lease or, if required by the terms of the Loan Agreement, use commercially reasonable efforts to obtain specific subordinations (or subordination, attornment and non-disturbance agreements executed by the lessor and lessee) of any Lease to the Mortgage, in form and substance acceptable to Mortgagee, as Mortgagee may request. Mortgagor shall not, without Mortgagee’s prior written consent or as otherwise permitted by any provision of the Loan Agreement: (i) to the extent prohibited by the terms of the Loan Agreement, enter into any Leases after the date hereof; (ii) execute any other assignment relating to any of the Leases; (iii) to the extent prohibited by the terms of the Loan Agreement, discount any rent or other sums due under the Leases or collect the same in advance, other than to collect rentals one (1) month in advance of the time when it becomes due; (iv) to the extent prohibited by the terms of the Loan Agreement, terminate, modify or amend any of the terms of the Leases or in any manner release or discharge the lessees from any obligations thereunder; (v) to the extent prohibited by the terms of the Loan Agreement, consent to any assignment or subletting by any lessee; or (vi) subordinate or agree to subordinate any of the Leases to any other mortgage or encumbrance. Any such attempted action in violation of the provisions of this Section 3.5 shall be null and void. Without in any way limiting the requirement of Mortgagee’s consent hereunder, any sums received by Mortgagor in consideration of any termination (or the release or discharge of any lessee) modification or amendment of any Lease shall be applied as set forth in the Loan Agreement.

3.6	ESTOPPEL CERTIFICATES. Within thirty (30) days after written request by Mortgagee, Mortgagor shall deliver to Mortgagee and to any party designated by Mortgagee estoppel certificates executed by Mortgagor, and use its best efforts to obtain such estoppel certificates executed by each of the lessees, in each case in recordable form, certifying (if such be the case): (a) that the foregoing assignment and the Leases are in full force and effect; (b) the date of each lessee’s most recent payment of rent; (c) that there are no defenses or offsets outstanding, or stating those claimed by Mortgagor or lessees under the foregoing assignment or the Leases, as the case may be; and (d) any other information reasonably requested by Mortgagee.

ARTICLE 4. SECURITY AGREEMENT AND FIXTURE FILING

4.1	SECURITY INTEREST. Mortgagor hereby grants and assigns to Mortgagee as of the date hereof a security interest, to secure payment and performance of all of the Secured Obligations, in all of the following described personal property in which Mortgagor now or at any time hereafter has any interest (collectively, the “Collateral”):

All goods, building and other materials, supplies, work in process, equipment, machinery, fixtures, furniture, furnishings, signs and other personal property and embedded software included therein, wherever situated, which are or are to be incorporated into, used in connection with, or appropriated for use on (i) the real property described on Exhibit A attached hereto and incorporated by reference herein (to the extent the same are not effectively made a part of the real property pursuant to Section 1.1 above) or (ii) the Improvements (which real property and Improvements are collectively referred to herein as the Subject Property); together with all rents (to the extent, if any, they are not subject to Article 3); all inventory, accounts, cash receipts, deposit accounts, accounts receivable, contract rights, licenses, agreements, (including, without limitation, all acquisition agreements with respect to the Subject Property); all of Mortgagor’s rights under any interest rate swap agreement, or other interest rate hedge agreement of any type executed by and between Mortgagor and Mortgagee; all Contracts referenced in Section 5.15 below (including property management and leasing agreements), architects’ agreements, and/or construction agreements with respect to the completion of any improvements on the Subject Property), general intangibles, chattel paper (whether electronic or tangible), instruments, documents, promissory notes, drafts, letters of credit, letter of credit rights, supporting obligations, insurance policies, insurance and condemnation awards and proceeds, any other rights to the payment of money, trade names, trademarks and service marks arising from or related to the ownership, management, leasing or operation of the Subject Property or any business now or hereafter conducted thereon by Mortgagor; all permits, consents, approvals, licenses, authorizations and other rights granted by, given by or obtained from, any governmental entity with respect to the Subject Property; all deposits or other security now or hereafter made with or given to utility companies by Mortgagor with respect to the Subject Property; all advance payments of insurance premiums made by Mortgagor with respect to the Subject Property; all plans, drawings and specifications relating to the Subject Property; all loan funds held by Mortgagee, whether or not disbursed; all funds deposited with Mortgagee pursuant to any loan agreement; all reserves, deferred payments, deposits, accounts, refunds, cost savings and payments of any kind related to the Subject Property or any portion thereof; together with all replacements and proceeds of, and additions and accessions to, any of the foregoing; together with all books, records and files to the extent relating to any of the foregoing.

From the date of its recording, this Mortgage shall be effective as a fixture financing statement within the purview of Section 9-502(b) of the Uniform Commercial Code as adopted in Illinois with respect to the Collateral and the goods described herein, which goods are or are to become fixtures related to the Subject Property. The addresses of Mortgagor (“Debtor”) and Mortgagee (“Secured Party”) are set forth below. This Mortgage is to be filed for recording with the Recorder of Deeds of the county or the counties where the Subject Property is located. For this purpose, the following information is set forth:

(a)	Name and Address of Debtor:

KBS Woodfield Preserve, LLC

c/o KBS Capital Advisors, LLC

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

(b)	Name and Address of Secured Party:

Wells Fargo Bank, National Association

2030 Main Street, Suite 800

Irvine, CA 92614

(c)	This document covers goods which are or are to become fixtures.

(d)	Debtor is the record fee interest owner of the Land.

(e)	Debtor’s chief executive office is located in the State of California.

(f)	Debtor’s state of formation is Delaware.

(g)	Debtor’s exact legal name is as set forth in the first paragraph of this Mortgage.

(h)	Debtor’s organizational identification number is __________.

(i)	Debtor agrees that:

(i) Where Collateral is in possession of a third party, Mortgagor will join with Mortgagee in notifying the third party of Mortgagee’s interest and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Mortgagee;

(ii) Mortgagor will cooperate with Mortgagee in obtaining control with respect to Collateral consisting of: deposit accounts, investment property, letter of credit rights and electronic chattel paper; and

(iii) Until the Secured Obligations are paid in full, Mortgagor will not change the state where it is located or change its company name without giving Mortgagee at least thirty (30) days prior written notice in each instance.

This Mortgage creates a security interest in the Collateral, and, to the extent the Collateral is not real property, this Mortgage constitutes a security agreement from Mortgagor to Mortgagee under the UCC.

4.2	REPRESENTATIONS AND WARRANTIES. Mortgagor represents and warrants that: (a) Mortgagor has, as of the date of recordation of this Mortgage, and will have, good title to the Collateral; (b) Mortgagor has not previously assigned or encumbered the Collateral, and no financing statement covering any of the Collateral has been delivered to any other person or entity; (c) Mortgagor’s principal place of business is located at the address shown in Section 7.10; and (d) Mortgagor’s legal name is exactly as set forth on the first page of this Mortgage and all of Mortgagor’s organizational documents or agreements delivered to Mortgagee are complete and accurate in every respect.

4.3	COVENANTS. Mortgagor agrees: (a) to execute and deliver such documents as Mortgagee deems necessary to create, perfect and continue the security interests contemplated hereby; (b) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Mortgagee prior written notice thereof; (c) to cooperate with Mortgagee in perfecting all security interests granted herein and in obtaining such agreements from third parties as Mortgagee deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder; and (d) that Mortgagee is authorized to file financing statements in the name of Mortgagor to perfect Mortgagee’s security interest in Collateral.

4.4	RIGHTS OF MORTGAGEE. In addition to Mortgagee’s rights as a “Secured Party” under the UCC, Mortgagee may, but shall not be obligated to, at any time without notice and at the expense of Mortgagor: (a) give notice to any person of Mortgagee’s rights hereunder and enforce such rights at law or in equity; (b) insure, protect, defend and preserve the Collateral or any rights or interests of Mortgagee therein; (c) inspect the Collateral; and (d) endorse, collect and receive any right to payment of money owing to Mortgagor under or from the Collateral. Notwithstanding the above, in no event shall Mortgagee be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagee shall make an express written election of said remedy under UCC §9-620, or other applicable law.

4.5	RIGHTS OF MORTGAGEE ON DEFAULT. Upon the occurrence of a Default (hereinafter defined) under this Mortgage, then in addition to all of Mortgagee’s rights as a “Secured Party” under the UCC or otherwise at law:

(a)	Mortgagee may (i) upon written notice, require Mortgagor to assemble any or all of the Collateral and make it available to Mortgagee at a place designated by Mortgagee; (ii) without prior notice, enter upon the Subject Property or other place where any of the Collateral may be located and take possession of, collect, sell, lease, license and dispose of any or all of the Collateral, and store the same at locations acceptable to Mortgagee at Mortgagor’s expense; (iii) sell, assign and deliver at any place or in any lawful manner all or any part of the Collateral and bid and become the purchaser at any such sales;

(b)	Mortgagee may, for the account of Mortgagor and at Mortgagor’s expense: (i) operate, use, consume, sell, lease, license or dispose of the Collateral as Mortgagee deems appropriate for the purpose of performing any or all of the Secured Obligations; (ii) enter into any agreement, compromise, or settlement, including insurance claims, which Mortgagee may deem desirable or proper with respect to any of the Collateral; and (iii) endorse and deliver evidences of title for, and receive, enforce and collect by legal action or otherwise, all indebtedness and obligations now or hereafter owing to Mortgagor in connection with or on account of any or all of the Collateral; and

(c)	In disposing of Collateral hereunder, Mortgagee may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral may be applied by Mortgagee to the payment of expenses incurred by Mortgagee in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Mortgagee toward the payment of the Secured Obligations in such order of application as Mortgagee may from time to time elect.

Notwithstanding any other provision hereof, Mortgagee shall not be deemed to have accepted any property other than cash in satisfaction of any obligation of Mortgagor to Mortgagee unless Mortgagor shall make an express written election of said remedy under UCC §9620, or other applicable law. Mortgagor agrees that Mortgagee shall have no obligation to process or prepare any Collateral for sale or other disposition.

4.6	POWER OF ATTORNEY. Mortgagor hereby irrevocably appoints Mortgagee as Mortgagor’s attorney-in-fact (such agency being coupled with an interest), and as such attorney-in-fact Mortgagee may, without the obligation to do so, in Mortgagee’s name, or in the name of Mortgagor, prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve any of Mortgagee’s security interests and rights in or to any of the Collateral, and, upon a Default hereunder, take any other action required of Mortgagor; provided, however, that Mortgagee as such attorney-in-fact shall be accountable only for such funds as are actually received by Mortgagee.

4.7	POSSESSION AND USE OF COLLATERAL. Except as otherwise provided in this Section or the other Loan Documents (as defined in the Loan Agreement), so long as no Default exists under this Mortgage or any of the Loan Documents, Mortgagor may possess, use, move, transfer or dispose of any of the Collateral in the ordinary course of Mortgagor’s business and in accordance with the Loan Agreement.

ARTICLE 5. RIGHTS AND DUTIES OF THE PARTIES

5.1	TITLE. Mortgagor represents and warrants that, except as disclosed to Mortgagee in a writing which refers to this warranty, Mortgagor lawfully holds and possesses fee simple title to the Subject Property without limitation on the right to encumber, and that this Mortgage is a first and prior lien on the Subject Property. Mortgagor hereby represents and warrants that all of the Subject Property is a single tax parcel, and there are no properties included in such tax parcel other than the Subject Property. Mortgagor further covenants and agrees that it shall not cause all or any portion of the Subject Property to be replatted or for any lots or boundary lines to be adjusted, changed or altered for either ad valorem tax purposes or otherwise, and shall not consent to the assessment of the Subject Property in more than one tax parcel or in conjunction with any property other than the Subject Property.

5.2	TAXES AND ASSESSMENTS.

(a)	Subject to Mortgagor’s rights to contest in good faith payment of taxes as provided in Section 5.2(b) below, Mortgagor shall pay prior to delinquency all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or which may become a lien upon or cause a loss in value of the Subject Property or any interest therein. Mortgagor shall also pay prior to delinquency all taxes, assessments, levies and charges imposed by any public authority upon Mortgagee by reason of its interest in any Secured Obligation or in the Subject Property, or by reason of any payment made to Mortgagee pursuant to any Secured Obligation; provided, however, Mortgagor shall have no obligation to pay taxes which may be imposed from time to time upon Mortgagee and which are measured by and imposed upon Mortgagee’s net income.

(b)	Mortgagor may contest in good faith any taxes or assessments if: (i) Mortgagor pursues the contest diligently and in compliance with applicable laws, in a manner which Mortgagee determines is not prejudicial to Mortgagee, and does not impair the rights of Mortgagee under any of the Loan Documents; and (b) Mortgagor deposits with Mortgagee any funds or other forms of assurance which Mortgagee in good faith determines from time to time appropriate to protect Mortgagee from the consequences of the contest being unsuccessful. Mortgagor’s compliance with this Section shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

5.3

TAX AND INSURANCE IMPOUNDS. At any time following the occurrence of a Default, at Mortgagee’s option and upon its demand, but subject to Mortgagor’s right to use cash from the Property to cover Permitted REIT Distributions (as such term is defined in the Loan Agreement), Mortgagor shall, until all Secured Obligations have been paid in full, pay to Mortgagee monthly, annually or as otherwise directed by Mortgagee an amount estimated by Mortgagee to be equal to: (a) all taxes, assessments, levies and charges imposed by any public or quasi-public authority or utility company which are or may become a lien upon the Subject Property or Collateral and will become due for the tax year during which such payment is so directed; and (b) premiums for fire, hazard and insurance required or requested pursuant to the Loan

Documents when same are next due. If Mortgagee determines that any amounts paid by Mortgagor are insufficient for the payment in full of such taxes, assessments, levies, charges and/or insurance premiums, Mortgagee shall notify Mortgagor of the increased amounts required to pay all amounts when due, whereupon Mortgagor shall pay to Mortgagee within thirty (30) days thereafter the additional amount as stated in Mortgagee’s notice. All sums so paid shall not bear interest, except to the extent and in any minimum amount required by law; and Mortgagee shall, unless Mortgagor is otherwise in Default hereunder or under any Loan Document, apply said funds to the payment of, or at the sole option of Mortgagee release said funds to Mortgagor for the application to and payment of, such sums, taxes, assessments, levies, charges, and insurance premiums. Upon Default by Mortgagor hereunder or under any Loan Document, Mortgagee may apply all or any part of said sums to any Secured Obligation and/or to cure such Default, in which event Mortgagor shall be required to restore all amounts so applied, as well as to cure any other events or conditions of Default not cured by such application. Upon assignment of this Mortgage, Mortgagee shall have the right to assign in writing all amounts collected and in its possession to its assignee whereupon Mortgagee shall be released from all liability with respect thereto. Within ninety-five (95) days following full repayment of the Secured Obligations (other than full repayment of the Secured Obligations as a consequence of a foreclosure or conveyance in lieu of foreclosure of the liens and security interests securing the Secured Obligations) or at such earlier time as Mortgagee may elect, the balance of all amounts collected and in Mortgagee’s possession shall be paid to Mortgagor and no other party shall have any right or claim thereto.

5.4	PERFORMANCE OF SECURED OBLIGATIONS. Mortgagor shall promptly pay and perform each Secured Obligation when due.

5.5	LIENS, ENCUMBRANCES AND CHARGES. Mortgagor shall immediately discharge any lien not approved by Mortgagee in writing that has or may attain priority over this Mortgage. Subject to the following sentence, Mortgagor shall pay when due all obligations secured by or which may become liens and encumbrances which shall now or hereafter encumber or appear to encumber all or any part of the Subject Property or Collateral, or any interest therein, whether senior or subordinate hereto. If a claim of lien is recorded which affects the Subject Property or a bonded stop notice is served upon Mortgagee, Mortgagor shall, within twenty (20) calendar days of such recording or service or within five (5) calendar days of Mortgagee’s demand, whichever occurs first: (a) pay and discharge the claim of lien or bonded stop notice; (b) effect the release thereof by recording or delivering to Mortgagee a surety bond in sufficient form and amount; or (c) provide Mortgagee with other assurances which Mortgagee deems, in its sole discretion, to be satisfactory for the payment of such claim of lien or bonded stop notice and for the full and continuous protection of Mortgagee from the effect of such lien or bonded stop notice.

5.6	DAMAGES; INSURANCE AND CONDEMNATION PROCEEDS.

(a)	The following (whether now existing or hereafter arising) are all absolutely and irrevocably assigned by Mortgagor to Mortgagee and, at the request of Mortgagee, shall be paid directly to Mortgagee: (i) all awards of damages and all other compensation payable directly or indirectly by reason of a condemnation or proposed condemnation for public or private use affecting all or any part of, or any interest in, the Subject Property or Collateral; (ii) all other claims and awards for damages to, or decrease in value of, all or any part of, or any interest in, the Subject Property or Collateral; (iii) all proceeds of any insurance policies payable by reason of loss sustained to all or any part of the Subject Property or Collateral; and (iv) all interest which may accrue on any of the foregoing. Subject to applicable law and Section 5.6(b) below, and without regard to any requirement contained in Section 5.7(d), Mortgagee may at its discretion apply all or any of the proceeds it receives to its expenses in settling, prosecuting or defending any claim and may apply the balance to the Secured Obligations in any such order acceptable to Mortgagee, and/or Mortgagee may release all or any part of the proceeds to Mortgagor upon any conditions Mortgagee may impose. Mortgagee may commence, appear in, defend or prosecute any assigned claim or action and may adjust, compromise, settle and collect all claims and awards assigned to Mortgagee; provided, however, in no event shall Mortgagee be responsible for any failure to collect any claim or award, regardless of the cause of the failure, including, without limitation, any malfeasance or nonfeasance by Mortgagee or its employees or agents.

(b)	Mortgagee shall permit insurance or condemnation proceeds held by Mortgagee to be used for repair or restoration but may condition such application upon reasonable conditions, including, without limitation: (i) the deposit with Mortgagee of such additional funds which Mortgagee determines are needed to pay all costs of the repair or restoration, (including, without limitation, taxes, financing charges, insurance and rent during the repair period); (ii) the establishment of an arrangement for lien releases and disbursement of funds acceptable to Mortgagee; (iii) the delivery to Mortgagee of plans and specifications for the work, a contract for the work signed by a contractor acceptable to Mortgagee, a cost breakdown for the work and a payment and performance bond for the work, all of which shall be acceptable to Mortgagee; and (iv) the delivery to Mortgagee of evidence acceptable to Mortgagee (aa) that after completion of the work the income from the Subject Property will be sufficient to pay all expenses and debt service for the Subject Property; (bb) of the continuation of Leases acceptable to and required by Mortgagee; (cc) that upon completion of the work, the size, capacity and total value of the Subject Property will be at least as great as it was before the damage or condemnation occurred; (dd) that there has been no material adverse change in the financial condition or credit of Mortgagor since the date of this Mortgage; (ee) no Default shall have occurred, and (ff) of the satisfaction of any additional conditions that Mortgagee may reasonably establish to protect its security. Mortgagor hereby acknowledges that the conditions described above are reasonable, and, if such conditions have not been satisfied within sixty (60) days of receipt by Mortgagee of such insurance or condemnation proceeds, then Mortgagee may apply such insurance or condemnation proceeds to pay the Secured Obligations in such order and amounts as Mortgagee in its sole discretion may choose.

(c)	Notwithstanding the foregoing provisions of this Section 5.6, if the insurance or condemnation proceeds equal $1,000,000 or less, Mortgagee shall release such proceeds to Mortgagor for repair or restoration of the Subject Property without any additional requirements or conditions.

5.7

MAINTENANCE AND PRESERVATION OF THE SUBJECT PROPERTY. Subject to the provisions of the Loan Agreement, Mortgagor covenants: (a) to insure the Subject Property and Collateral against such risks as Mortgagee may require pursuant to the Loan Agreement and, at Mortgagee’s request (but not more than fifteen (15) days prior to the termination date of any existing coverage), to provide evidence of such insurance to Mortgagee, and to comply with the requirements of any insurance companies providing such insurance; (b) to keep the Subject Property and Collateral in good condition and repair; (c) not to remove or demolish the Subject Property or Collateral or any part thereof, not to alter, restore or add to the Subject Property or Collateral and not to initiate or acquiesce in any change in any zoning or other land classification which affects the Subject Property without Mortgagee’s prior written consent or as provided in the Loan Agreement; (d) to complete or restore promptly and in good and workmanlike manner the Subject Property and Collateral, or any part thereof which may be damaged or destroyed, without regard to whether Mortgagee elects to require that insurance proceeds be used to reduce the Secured Obligations as provided in Section 5.6; (e) to comply with all laws, ordinances, regulations and standards, and all covenants, conditions, restrictions and equitable servitudes, whether public or private, of every kind and character which affect the Subject Property or Collateral and pertain to acts committed or conditions existing thereon, including, without limitation, any work, alteration, improvement or demolition mandated by such laws, covenants or requirements; (f) not to commit or permit waste of the Subject Property or Collateral; and (g) to do all other acts which from the character or use of the Subject Property or Collateral may be reasonably necessary to maintain and preserve its value. Unless Mortgagor provides Mortgagee with evidence of the insurance required by this Mortgage or any other Loan Document, upon written notice Mortgagee may purchase insurance at Mortgagor’s expense to protect Mortgagee’s interest in the Mortgaged Property or any other collateral for the indebtedness secured hereby. This insurance may, but need not, protect Mortgagor’s interests. The coverage Mortgagee purchases may or may not pay any claim that Mortgagor makes or any claim that is made against Mortgagor in connection with the Mortgaged Property or any other collateral for the indebtedness secured hereby. Mortgagor may later cancel any insurance purchased by Mortgagee, but only after providing Mortgagee with evidence that Mortgagor has obtained insurance as required under by this Mortgage or any other Loan Document. If Mortgagee purchases insurance for the Mortgaged Property or any other collateral for the indebtedness secured hereby, Mortgagor shall be responsible for the costs of that insurance, including interest or any other charges that Mortgagee may lawfully impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the indebtedness secured hereby. The costs of the insurance may be more than the cost of insurance that Mortgagor may be able to obtain on its own. For purposes of the Illinois Collateral Protection Act, 815 ILCS 180/1 et. seq., Mortgagor hereby acknowledges Mortgagee’s right pursuant to this section to obtain collateral protection insurance.

5.8	DEFENSE AND NOTICE OF LOSSES, CLAIMS AND ACTIONS. At Mortgagor’s sole expense, Mortgagor shall protect, preserve and defend the Subject Property and Collateral and title to and right of possession of the Subject Property and Collateral, the security hereof and the rights and powers of Mortgagee hereunder against all adverse claims. Mortgagor shall give Mortgagee prompt notice in writing of the assertion of any claim, of the filing of any action or proceeding, of the occurrence of any damage to the Subject Property or Collateral and of any condemnation offer or action.

5.9	ACTIONS BY MORTGAGEE. From time to time and without affecting the personal liability of any person for payment of any indebtedness or performance of any obligations secured hereby, Mortgagee, without liability therefor and without notice, may: (a) release all or any part of the Subject Property from this Mortgage; (b) consent to the making of any map or plat thereof; and (c) join in any grant of easement thereon, any declaration of covenants and restrictions, or any extension agreement or any agreement subordinating the lien or charge of this Mortgage.

5.10	DUE ON SALE OR ENCUMBRANCE. The terms “Loan”, “Loan Documents” and “Loan Agreement” have the meaning given them in the Loan Agreement described in Section 2.1. Mortgagor represents, agrees and acknowledges that:

(a)	Improvement and operation of real property is a highly complex activity which requires substantial knowledge of law and business conditions and practices, and an ability to control, coordinate and schedule the many factors affecting such improvement and operation. Experience, financial stability, managerial ability and a good reputation in the business community enhance an owner’s and operator’s ability to obtain market rents and to induce cooperation in scheduling and are taken into account by Mortgagee in approving loan applications.

(b)	Mortgagor has represented to Mortgagee, not only in the representations and warranties contained in the Loan Documents, but also in its initial loan application and in all of the negotiations connected with Mortgagee making the Loan, certain facts concerning Mortgagor’s financial stability, managerial and operational ability, reputation, skill, and creditworthiness. Mortgagee has relied upon these representations and warranties as a substantial and material consideration in its decision to make the Loan.

(c)	The conditions and terms provided in the Loan Agreement were induced by these representations and warranties and would not have been made available by Mortgagee in the absence of these representations and warranties.

(d)	Mortgagee would not have made this Loan if Mortgagee did not have the right to sell, transfer, assign, or grant participations in the Loan and in the Loan Documents, and that such participations are dependent upon the potential participants’ reliance on such representations and warranties.

(e)	Mortgagor’s financial stability and managerial and operational ability and that of those persons or entities having a direct or beneficial interest in Mortgagor are a substantial and material consideration to any third parties who have entered or will enter into agreements with Mortgagor.

(f)	Mortgagee has relied upon the skills and services offered by such third parties and the provision of such skills and services is jeopardized if Mortgagor breaches its covenants contained below regarding Transfers.

(g)	A transfer of possession of or title to the Subject Property, or a change in the person or entity operating, developing, constructing or managing the Subject Property, would substantially increase the risk of Default under the Loan Documents and significantly and materially impair and reduce Mortgagee’s security for the Note.

(h)	As used herein, the term “Transfer” shall mean each of the following actions or events: the sale, transfer, assignment, lease as a whole, encumbrance, hypothecation, mortgage or pledge in any manner whatsoever, whether voluntarily, involuntarily or by operation of law of: (i) the Subject Property or Collateral or any interest therein; (ii) title to any other security more specifically described in any Loan Document; (iii) Mortgagor’s right, title and/or interest in the Loan Documents and any subsequent documents executed by Mortgagor in connection therewith; (iv) legal or beneficial ownership of any partnership interest in Mortgagor if Mortgagor is a partnership; (v) legal or beneficial ownership of any membership interest in Mortgagor if Mortgagor is a limited liability company; (vi) legal or beneficial ownership of any partnership interest in any general partner, venturer or member of Mortgagor; or (vii) legal or beneficial ownership of any of the stock in Mortgagor if Mortgagor is a corporation or in any general partner, venturer or member in Mortgagor that is a corporation.

(i)	Mortgagor shall not make or commit to make any Transfer without Mortgagee’s prior written consent, which it may grant or withhold at its sole discretion (except with respect to those Transfers reasonably approved by Mortgagee or otherwise expressly permitted under Sections 8.1(a), 8.1(b) and 8.4(a) and (b) of the Loan Agreement). It is expressly agreed that Mortgagee may predicate Mortgagee’s decision to grant consent to a Transfer on such terms and conditions as Mortgagee may require, in Mortgagee’s sole discretion, including without limitation (i) consideration of the creditworthiness of the party to whom such Transfer will be made and its development and management ability with respect to the Subject Property, (ii) consideration of whether the security for repayment, performance and discharge of the Secured Obligations, or Mortgagee’s ability to enforce its rights, remedies, and recourses with respect to such security, will be impaired in any way by the proposed Transfer, (iii) an increase in the rate of interest payable under the Note or any other change in the terms and provisions of the Note and other Loan Documents, (iv) reimbursement of Mortgagee for all costs and expenses incurred by Mortgagee in investigating the creditworthiness and management ability of the party to whom such Transfer will be made and in determining whether Mortgagee’s security will be impaired by the proposed Transfer, (v) payment to Mortgagee of a transfer fee to cover the cost of documenting the Transfer in its records, (vi) payment of Mortgagee’s reasonable attorneys’ fees in connection with such Transfer, (vii) endorsements (to the extent available under applicable law) to any existing mortgagee title insurance policies or construction binders insuring Mortgagee’s liens and security interests covering the Subject Property, and (viii) require additional security for the payment, performance and discharge of the Secured Obligations. If Mortgagee’s consent should be given, any Transfer shall be subject to the Loan Documents and any transferee of Mortgagor’s interest shall: (i) assume all of Mortgagor’s obligations thereunder; and (ii) agree to be bound by all provisions and perform all obligations contained therein; provided, however, that such assumption shall not release Mortgagor or any maker or any guarantor of the Note from any liability thereunder or under any other Loan Documents without the prior written consent of Mortgagee. In the event of any Transfer without the prior written consent of Mortgagee, whether or not Mortgagee elects to enforce its right to accelerate the Loan pursuant to Sections 6.1 and 6.2, all sums owing under the Note, as well as all other charges, expenses and costs owing under the Loan Documents, shall at the option of Mortgagee, automatically bear interest at five percent (5%) above the rate provided in the Note, from the date (or any date thereafter) of such unconsented to Transfer. Mortgagor acknowledges that the automatic shift(s) to this alternate rate is reasonable since the representations that Mortgagee relied upon in making the Loan may no longer be relied upon. A consent by Mortgagee to one or more Transfers shall not be construed as a consent to further Transfers or as a waiver of Mortgagee’s consent with respect to future Transfers.

5.11	RELEASES, EXTENSIONS, MODIFICATIONS AND ADDITIONAL SECURITY. Without notice to or the consent, approval or agreement of any persons or entities having any interest at any time in the Subject Property and Collateral or in any manner obligated under the Secured Obligations (“Interested Parties”), Mortgagee may, from time to time, release any person or entity from liability for the payment or performance of any Secured Obligation, take any action or make any agreement extending the maturity or otherwise altering the terms or increasing the amount of any Secured Obligation, or accept additional security or release all or a portion of the Subject Property and Collateral and other security for the Secured Obligations. None of the foregoing actions shall release or reduce the personal liability of any of said Interested Parties, or release or impair the priority of the lien of and security interests created by this Mortgage upon the Subject Property and Collateral.

5.12	RELEASE OF ASSIGNMENT. When this Mortgage has been fully released, the last such release shall operate as a reassignment of all future rents, issues and profits of the Subject Property to the person or persons legally entitled thereto. Notwithstanding anything contained herein to the contrary, Beneficiary hereby agrees, subject to the provisions of Section 2.7 of the Loan Agreement, that this conveyance shall become null and void, notwithstanding the fact that all of the Secured Obligations which relate specifically to the Other Security Instruments have not been satisfied.

5.13	SUBROGATION. Mortgagee shall be subrogated to the lien of all encumbrances, whether released of record or not, paid in whole or in part by Mortgagee pursuant to the Loan Documents or by the proceeds of any loan secured by this Mortgage.

5.14	RIGHT OF INSPECTION. Mortgagee, its agents and employees, may enter the Subject Property at any reasonable time for the purpose of inspecting the Subject Property and Collateral and ascertaining Mortgagor’s compliance with the terms hereof.

5.15	CONTRACTS. Mortgagor will deliver to Mortgagee a copy of each Contract promptly after the execution of same by all parties thereto and subject to any approval of Mortgagee required by any of the Loan Documents. Within twenty (20) days after a request by Mortgagee, Mortgagor shall prepare and deliver to Mortgagee a complete listing of all Contracts, showing date, term, parties, subject matter, concessions, whether any defaults exist, and other information specified by Mortgagee, of or with respect to each of such Contracts, together with a copy thereof (if so requested by Mortgagee). Mortgagor represents and warrants that none of the Contracts encumber or create a lien on the Subject Property, but are personal with Mortgagor. As used herein, the term “Contract” shall mean any management agreement, leasing and brokerage agreement, and operating or service contract with respect to the Subject Property or Collateral.

ARTICLE 6. DEFAULT PROVISIONS

6.1	DEFAULT. For all purposes hereof, the term “Default” shall mean (a) the existence of any Event of Default as defined in the Loan Agreement; (b) at Mortgagee’s option, the failure of Mortgagor to make any payment of principal or interest on the Mortgage or to pay any other amount due hereunder or under the Mortgage when the same is due and payable, whether at maturity, by acceleration or otherwise; (c) the failure of Mortgagor to perform any non-monetary obligation hereunder, or the failure to be true of any representation or warranty of Mortgagor contained herein and the continuance of such failure for ten (10) days after notice, or within any longer grace period, if any, allowed in the Loan Agreement for such failure, or (d) if Mortgagor or any other Person shall make a Transfer without the prior written consent of Mortgagee (which consent may be withheld in Mortgagee’s sole discretion (except for those Transfers reasonably approved by Mortgagee or otherwise expressly permitted under Sections 8.1(a), 8.1(b), 8.4(a) and (b) of the Loan Agreement) or conditioned as provided in Section 5.10).

6.2	RIGHTS AND REMEDIES. At any time after Default, Mortgagee shall have all the following rights and remedies:

(a)	With or without notice, to declare all Secured Obligations immediately due and payable;

(b)

With or without notice, and without releasing Mortgagor from any Secured Obligation, and without becoming a mortgagee in possession, to cure any breach or Default of Mortgagor and, in connection therewith, to enter upon the Subject Property and do such acts and things as Mortgagee deem necessary or desirable to protect the security hereof, including, without limitation: (i) to appear in and defend any action or proceeding purporting to affect the security of this Mortgage or the rights or powers of Mortgagee under this Mortgage; (ii) to pay, purchase, contest or compromise any encumbrance, charge, lien or claim of lien which, in the sole judgment of Mortgagee, is or may be senior in priority to this Mortgage, the judgment of Mortgagee being conclusive as between the parties hereto; (iii) to obtain insurance; (iv) to pay any premiums or charges with respect to insurance required to be carried under this Mortgage; or (v) to employ counsel, accountants, contractors and other appropriate persons. Any amounts expended by Mortgagee in so doing (“Protective Advances”), including, without limitation, all funds furnished by Mortgagee pursuant to Section 6.2(e)

below, shall (i) be deemed advanced by Mortgagee under an obligation to do so regardless of the identity of the person or persons to whom such funds are furnished, (ii) constitute additional advances hereunder, the payment of which is additional indebtedness evidenced by the Note, and (iii) become due and owing, at Mortgagee’s demand, with interest accruing from the date of disbursement thereof until fully paid at the Alternate Rate (as defined in the Note);

(c)	To commence and maintain an action or actions in any court of competent jurisdiction to foreclose this instrument as a mortgage or to obtain specific enforcement of the covenants of Mortgagor hereunder, and Mortgagor agrees that such covenants shall be specifically enforceable by injunction or any other appropriate equitable remedy and that for the purposes of any suit brought under this subparagraph, Mortgagor waives the defense of laches and any applicable statute of limitations;

(d)	To apply to a court of competent jurisdiction for and obtain appointment of a receiver of the Subject Property as a matter of strict right and without regard to the adequacy of the security for the repayment of the Secured Obligations, the existence of a declaration that the Secured Obligations are immediately due and payable, or the filing of a notice of default, and Mortgagor hereby consents to such appointment;

(e)	To enter upon, possess, manage and operate the Subject Property or any part thereof, to take and possess all documents, books, records, papers and accounts of Mortgagor or the then owner of the Subject Property, to make, terminate, enforce or modify Leases of the Subject Property upon such terms and conditions as Mortgagee deems proper, to make repairs, alterations and improvements to the Subject Property as necessary, in Mortgagee’s sole judgment, to protect or enhance the security hereof. Mortgagee and its representatives shall be entitled to the entry, possession and use contemplated herein upon demand and without the consent of any party and without any legal process or other condition precedent whatsoever; however, if Mortgagor shall for any reason fail to surrender or deliver the Subject Property or any part thereof after such demand by Mortgagee, Mortgagee may obtain a judgment or decree conferring on Mortgagee the right to immediate possession or requiring the delivery of immediate possession of all or part of the Subject Property to Mortgagee, and Mortgagor hereby specifically consents to the entry of such judgment or decree. Mortgagor acknowledges that any denial of such entry, possession and use by Mortgagee will cause irreparable injury and damage to Mortgagee and agrees that Mortgagee may forthwith sue for any remedy to enforce the immediate enjoyment of such right, and Mortgagor hereby waives the posting of any bond as a condition for granting such remedy. Mortgagor shall pay to Mortgagee, upon demand, all expenses (including, without limitation, attorneys’ fees and expenses) of obtaining such judgment or decree or of otherwise seeking to enforce its rights under this Mortgage or any of the other Loan Documents; and all such expenses shall, until paid, be secured by the Loan Documents and shall bear interest at the Alternate Rate;

(f)	To commence foreclosure proceedings against the Subject Property or any of the other properties encumbered by the other Mortgages through judicial proceedings or by advertisement, at the option of Mortgagee, pursuant to applicable law. The commencement by Mortgagee of foreclosure proceedings shall be deemed an exercise by Mortgagee of its option to accelerate the indebtedness evidenced by the Note, unless such proceedings on their face specifically indicate otherwise. Mortgagor hereby grants the power to Mortgagee to sell the Subject Property or to cause the same to be sold at public sale, and to convey the same to the purchaser, in accordance with applicable statutes in a single parcel or in several parcels at the option of Mortgagee.

(g)	To resort to and realize upon the security hereunder and any other security now or later held by Mortgagee concurrently or successively and in one or several consolidated or independent judicial actions, and to apply the proceeds received upon the Secured Obligations all in such order and manner as Mortgagee determines in its sole discretion.

(h)

Upon sale of the Subject Property at any foreclosure sale, Mortgagee may credit bid (as determined by Mortgagee in its sole and absolute discretion) all or any portion of the Secured Obligations. In determining such credit bid, Mortgagee may, but is not obligated to, take into account all or any of the following: (i) appraisals of the Subject Property as such appraisals may be discounted or adjusted by Mortgagee in its sole and absolute underwriting discretion; (ii) expenses and costs incurred by

Mortgagee with respect to the Subject Property prior to foreclosure; (iii) expenses and costs which Mortgagee anticipates will be incurred with respect to the Subject Property after foreclosure, but prior to resale, including, without limitation, costs of structural reports and other due diligence, costs to carry the Subject Property prior to resale, costs of resale (e.g. commissions, attorneys’ fees, and taxes), costs of any hazardous materials clean-up and monitoring, costs of deferred maintenance, repair, refurbishment and retrofit, costs of defending or settling litigation affecting the Subject Property, and lost opportunity costs (if any), including the time value of money during any anticipated holding period by Mortgagee; (iv) declining trends in real property values generally and with respect to properties similar to the Subject Property; (v) anticipated discounts upon resale of the Subject Property as a distressed or foreclosed property; (vi) the fact of additional collateral (if any), for the Secured Obligations; and (vii) such other factors or matters that Mortgagee (in its sole and absolute discretion) deems appropriate. In regard to the above, Mortgagor acknowledges and agrees that: (w) Mortgagee is not required to use any or all of the foregoing factors to determine the amount of its credit bid; (x) this Section does not impose upon Mortgagee any additional obligations that are not imposed by law at the time the credit bid is made; (y) the amount of Mortgagee’s credit bid need not have any relation to any loan-to-value ratios specified in the Loan Documents or previously discussed between Mortgagor and Mortgagee; and (z) Mortgagee’s credit bid may be (at Mortgagee’s sole and absolute discretion) higher or lower than any appraised value of the Subject Property.

(i)	Upon the completion of any foreclosure of all or a portion of the Subject Property, commence an action to recover any of the Secured Obligations that remains unpaid or unsatisfied;

(j)	Exercise any and all remedies at law, equity, or under the Note, Mortgage or other Loan Documents for such Default.

6.3	APPLICATION OF FORECLOSURE SALE PROCEEDS. Except as may be otherwise required by applicable law, after deducting all costs, fees and expenses of Mortgagee, including, without limitation, cost of evidence of title and attorneys’ fees in connection with sale and costs and expenses of sale and of any judicial proceeding wherein such sale may be made, Mortgagee shall apply all proceeds of any foreclosure sale: (a) to payment of all sums expended by Mortgagee under the terms hereof and not then repaid, with accrued interest at the rate of interest specified in the Note to be applicable on or after maturity or acceleration of the Note; (b) to payment of all other Secured Obligations; and (c) the remainder, if any, to the person or persons legally entitled thereto.

6.4	APPLICATION OF OTHER SUMS. All sums received by Mortgagee under Section 6.2 or Section 3.2, less all costs and expenses incurred by Mortgagee or any receiver under Section 6.2 or Section 3.2, including, without limitation, attorneys’ fees, shall be applied in payment of the Secured Obligations in such order as Mortgagee shall determine in its sole discretion; provided, however, Mortgagee shall have no liability for funds not actually received by Mortgagee.

6.5	NO CURE OR WAIVER. Neither Mortgagee’s nor any receiver’s entry upon and taking possession of all or any part of the Subject Property and Collateral, nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to any Secured Obligation, nor the exercise or failure to exercise of any other right or remedy by Mortgagee or any receiver shall cure or waive any breach, Default or notice of default under this Mortgage, or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and Mortgagor has cured all other defaults), or impair the status of the security, or prejudice Mortgagee in the exercise of any right or remedy, or be construed as an affirmation by Mortgagee of any tenancy, lease or option or a subordination of the lien of or security interests created by this Mortgage.

6.6	PAYMENT OF COSTS, EXPENSES AND ATTORNEYS’ FEES. Mortgagor agrees to pay to Mortgagee immediately and without demand all costs and expenses incurred by Mortgagee pursuant to Section 6.2 (including, without limitation, court costs and attorneys’ fees, whether incurred in litigation or not) with interest from the date of expenditure until said sums have been paid at the rate of interest then applicable to the principal balance of the Note as specified therein.

6.7	POWER TO FILE NOTICES AND CURE DEFAULTS. Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest, (a) to execute and/or record any notices of completion, cessation of labor, or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, (b) upon the issuance of a deed pursuant to the foreclosure of the lien of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment or further assurance with respect to the Subject Property and Collateral, Leases and Payments in favor of the grantee of any such deed, as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Subject Property and Collateral, and (d) upon the occurrence of an event, act or omission which, with notice or passage of time or both, would constitute a Default, Mortgagee may perform any obligation of Mortgagor hereunder; provided, however, that: (i) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (ii) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to act (whether such failure constitutes negligence) by Mortgagee under this Section.

6.8	REMEDIES CUMULATIVE. All rights and remedies of Mortgagee provided hereunder are cumulative and are in addition to all rights and remedies provided by applicable law (including specifically that of foreclosure of this instrument as though it were a mortgage) or in any other agreements between Mortgagor and Mortgagee. No failure on the part of Mortgagee to exercise any of its rights hereunder arising upon any Default shall be construed to prejudice its rights upon the occurrence of any other or subsequent Default. No delay on the part of Mortgagee in exercising any such rights shall be construed to preclude it from the exercise thereof at any time while that Default is continuing. Mortgagee may enforce any one or more remedies or rights hereunder successively or concurrently. By accepting payment or performance of any of the Secured Obligations after its due date, Mortgagee shall not thereby waive the agreement contained herein that time is of the essence, nor shall Mortgagee waive either its right to require prompt payment or performance when due of the remainder of the Secured Obligations or its right to consider the failure to so pay or perform a Default.

ARTICLE 7. MISCELLANEOUS PROVISIONS

7.1	ADDITIONAL PROVISIONS. The Loan Documents contain or incorporate by reference the entire agreement of the parties with respect to matters contemplated herein and supersede all prior negotiations. The Loan Documents grant further rights to Mortgagee and contain further agreements and affirmative and negative covenants by Mortgagor which apply to this Mortgage and to the Subject Property and Collateral and such further rights and agreements are incorporated herein by this reference.

7.2	MERGER. No merger shall occur as a result of Mortgagee’s acquiring any other estate in, or any other lien on, the Subject Property unless Mortgagee consents to a merger in writing.

7.3	OBLIGATIONS OF MORTGAGOR, JOINT AND SEVERAL. If more than one person has executed this Mortgage as “Mortgagor”, the obligations of all such persons hereunder shall be joint and several.

7.4	WAIVER OF MARSHALLING RIGHTS. Mortgagor, for itself and for all parties claiming through or under Mortgagor, and for all parties who may acquire a lien on or interest in the Subject Property and Collateral, hereby waives all rights to have the Subject Property and Collateral and/or any other property, which is now or later may be security for any Secured Obligation (“Other Property”) marshalled upon any foreclosure of the lien of this Mortgage or on a foreclosure of any other lien or security interest against any security for any of the Secured Obligations. Mortgagee shall have the right to sell, and any court in which foreclosure proceedings may be brought shall have the right to order a sale of, the Subject Property and any or all of the Collateral or Other Property as a whole or in separate parcels, in any order that Mortgagee may designate.

7.5	RULES OF CONSTRUCTION. When the identity of the parties or other circumstances make it appropriate the masculine gender includes the feminine and/or neuter, and the singular number includes the plural. The term “Subject Property” and “Collateral” means all and any part of the Subject Property and Collateral, respectively, and any interest in the Subject Property and Collateral, respectively.

7.6	SUCCESSORS IN INTEREST. The terms, covenants, and conditions herein contained shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto; provided, however, that this Section 7.6 does not waive or modify the provisions of Section 5.10.

7.7	EXECUTION IN COUNTERPARTS. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature or acknowledgment of, or on behalf of, each party, or that the signature of all persons required to bind any party, or the acknowledgment of such party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, and the respective acknowledgments of, each of the parties hereto. Any signature or acknowledgment page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures or acknowledgments thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature or acknowledgment pages.

7.8	CHOICE OF LAW. This Mortgage shall be construed in accordance with the laws of the State of Illinois, except to the extent that federal laws preempt the laws of the State of Illinois.

7.9	INCORPORATION. Exhibits A and B, as attached, are incorporated into this Mortgage by this reference.

7.10	NOTICES. All notices, demands or other communications required or permitted to be given pursuant to the provisions of this Mortgage shall be in writing and shall be considered as properly given if delivered personally or sent by certified United States mail, return receipt requested, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid. Notices so sent shall be effective upon receipt at the address set forth below; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Mortgagor:

KBS WOODFIELD PRESERVE, LLC,

a Delaware limited liability company

c/o KBS Capital Advisors, LLC

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Telephone: (949) 417-6500

Telecopier: (949) 417-6518

Mortgagee:

WELLS FARGO BANK, NATIONAL ASSOCIATION

Real Estate Group (AU #2955)

Orange County

2030 Main Street, Suite 800

Irvine, CA 92614

Attn: John Ferguson, Relationship Manager

Tel: (949) 251-4310

Fax: (949) 851-9728

Loan #:105195

With a copy to:	Wells Fargo Bank, National Association Los Angeles Loan Center 2120 East Park Place, Suite 100 El Segundo, CA 90245 Attention: Shirley Floresca

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove. Mortgagor shall forward to Mortgagee, without delay, any notices, letters or other communications delivered to the Subject Property or to Mortgagor naming Mortgagee, “Lender” or the

“Construction Lender” or any similar designation as addressee, or which could reasonably be deemed to affect the construction of the Improvements or the ability of Mortgagor to perform its obligations to Mortgagee under the Note or the Loan Agreement.

7.11	LIMITATIONS ON RECOURSE. The limitations on personal liability of shareholders, partners and members of Borrower contained in Section 11.21 of the Loan Agreement shall apply to this Mortgage.

7.12	WAIVER OF RIGHT TO JURY TRIAL. EACH OF MORTGAGOR BY ITS EXECUTION AND DELIVERY OF THIS MORTGAGE, AND MORTGAGEE, BY ITS ACCEPTANCE OF THIS MORTGAGE, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS MORTGAGE, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER STATEMENTS OR ACTIONS OF MORTGAGEE. EACH OF MORTGAGOR, BY ITS EXECUTION AND DELIVERY OF THIS MORTGAGE, AND MORTGAGEE, BY ITS ACCEPTANCE OF THIS MORTGAGE, ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH PARTY TO ENTER INTO THE LOAN AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS IT EXECUTES, AND THAT THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF THE OTHER LOAN DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

7.13	COMPLIANCE WITH ILLINOIS MORTGAGE FORECLOSURE LAW. In the event that any provision in this Mortgage shall be inconsistent with any provision of the Illinois Mortgage Foreclosure Law (735 Illinois Compiled Statutes 5 Sections 15-1101 et seq.) (herein called the “Act”), the provisions of the Act shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with the Act. Furthermore, if any provision of this Mortgage shall grant to Mortgagee any rights or remedies upon default of Mortgagor which are more limited than the rights that would otherwise be vested in Mortgagee under the Act in the absence of said provision, Mortgagee shall be vested with the rights granted in the Act to the full extent permitted by law. Without limiting the generality of the foregoing, all expenses incurred by Mortgagee to the extent reimbursable under Sections 15-1510 and 15-1512 of the Act, whether incurred before or after any decree or judgment of foreclosure, and whether enumerated in this Mortgage, shall be added to the indebtedness secured by this Mortgage or by the judgment of foreclosure.

7.14	WAIVER OF STATUTORY RIGHTS. Mortgagor acknowledges that the transaction of which this Mortgage is a part is a transaction which does not include either agricultural real estate (as defined in Section 15-1201 of the Act) or residential real estate (as defined in Section 15-1219 of the Act) and, to the fullest extent permitted by law, hereby voluntarily and knowingly waives its rights to reinstatement and redemption as allowed under Section 15-1601(b) of the Act, and to the fullest extent permitted by law, the benefits of all present and future valuation, appraisement, homestead, exemption, stay, redemption and moratorium laws under any state or federal law.

7.15	FORBIDDEN ENTITY. Mortgagor hereby certifies that it is not a “forbidden entity” as that term is defined in Section 22.6 of the Illinois Deposit of State Moneys Act, 15 ILCS 520/22.6; Public Act 094-0079.

7.16	USE OF PROCEEDS. Mortgagor represents and warrants to Mortgagee (i) that the proceeds of the Note secured by this Mortgage will be used for the purposes specified in 815 ILCS 205/4(1) (or any substitute, amended or replacement statute), and that the indebtedness secured hereby constitutes a business loan which comes within the purview of said 815 ILCS 205/4(c), and (ii) that the Loan evidenced by the Note is an exempted transaction under the Truth In Lending Act, 15 U.S.C. §1601 et seq.

7.17	LIEN. This Mortgage shall be a lien for all Protective Advances as to subsequent purchasers and judgment creditors from the time this Mortgage is recorded pursuant to Subsection (b)(5) of Section 15-1302 of the Illinois Mortgage Foreclosure Law, 735 ILCS 5/15-1101, et. seq.

7.18	MAXIMUM INDEBTEDNESS. The total unpaid principal balance of indebtedness secured hereby (including disbursements that Mortgagee may, but shall not be obligated to, make under this Mortgage, the Loan Documents or any other document with respect thereto) at any one time outstanding may be substantially less but shall not exceed $200,000,000. This Mortgage shall be valid and have priority to the extent of the maximum amount secured hereby over all subsequent liens and encumbrances, including statutory liens, excepting solely taxes and assessments levied on the Subject Property given priority by law.

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IN WITNESS WHEREOF, Mortgagor has executed this Mortgage as of the day and year set forth above.

“MORTGAGOR”

KBS WOODFIELD PRESERVE, LLC,
a Delaware limited liability company

By:	KBS REIT ACQUISITION XXX, LLC,
a Delaware limited liability company,
its sole member

	By:	KBS REIT PROPERTIES, LLC,
a Delaware limited liability company,
its sole member

		By:	KBS LIMITED PARTNERSHIP,
a Delaware limited partnership,
its sole member

			By:	KBS REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
general partner

				By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

STATE OF CALIFORNIA

COUNTY OF________________ SS.

On this          day of November, 2007, before me,                                                                                                                a Notary Public in and for the State of California, personally appeared                                                                                                            personally known to me (or proved on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal

Signature	/s/ Authorized Signatory

My commission expires